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                                 VERISIGN, INC.

                                 EXHIBIT 23.01

                              CONSENT OF KPMG LLP

The Board of Directors
VeriSign, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-39212, 333-45237, 333-46803, 333-58583, 333-50072, 333-53230 and 333-
82941) on Form S-8, and registration statements (Nos. 333-74393, 333-77433, and 333-89991) on Form S-3 and registration statement (No. 333-94445) on Form S-3/A of VeriSign, Inc. of our report dated January 23, 2001 relating to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears herein.

                                          /s/ KPMG LLP

Mountain View, California
March 27, 2000